                                                                    EXHIBIT 99.3

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     Medaphis is a leading provider of business management systems and services to the healthcare industry. Medaphis' systems and services are designed to assist its clients with the business management functions associated with the delivery of healthcare services, thereby permitting physicians and hospitals to focus on providing quality medical services to their patients. The Company also provides subrogation and related recovery services primarily to healthcare payors, scheduling and information management systems to hospitals and emerging integrated healthcare delivery systems and systems integration and work flow engineering systems and services. The Company's scheduling and information systems are designed to improve efficiency by automating certain scheduling and related management functions within a healthcare facility and its systems integration and work flow engineering systems and services are designed to increase flexibility, improve end-user access to information and increase decision making through the strategic use and development of client/server, imaging and other advanced technologies. The Company currently provides business management systems and services to approximately 19,100 physicians and over 2,000 hospitals in all 50 states, subrogation and recovery services to healthcare plans covering in excess of 23 million people throughout the United States and systems integration and work flow engineering systems and services in the United States and abroad.

     Medaphis' business is impacted by trends in the U.S. healthcare industry. As healthcare expenditures have grown as a percentage the of U.S. gross national product, public and private healthcare cost containment measures have applied pressure to the margins of healthcare providers. Historically, some payors have willingly paid the prices established by providers while other payors, notably the government and managed care companies, have paid far less than established prices (in many cases less than the average cost of providing the services). As a consequence, prices charged to payors willing to pay established prices have increased in order to recover the cost of services purchased by the government and others but not paid by them (i.e., "cost shifting"). Increasing complexity in the reimbursement system and assumption of greater payment responsibility by individuals have caused healthcare providers to experience increased receivables and bad debt levels and higher business office costs. Providers historically have addressed these pressures on profitability by increasing their prices, by relying on demographic changes to support increases in the volume and intensity of medical procedures, and by cost shifting. Notwithstanding the foregoing, management of the Company believes that the revenue growth rate experienced by the Company's clients continues to be adversely affected by increased managed care and other industry factors impacting healthcare providers in the United States. At the same time, the process of submitting healthcare claims for reimbursement to third party payors in accordance with applicable industry and regulatory standards continues to grow in complexity and become more costly. Management of the Company believes that the decline in revenue growth experienced by the Company's clients, the increasing complexity and costs associated with providing billing and accounts receivable management services to healthcare providers and the Company's on-going re-engineering and consolidation project have placed pressure on the rate of revenue growth and margins in the Company's physician and hospital billing operations which are the subject of such re-engineering and consolidation project. Due to these revenue and margin pressures, Medaphis Physician Services Corporation did not significantly contribute to the Company's operating profit for the second half of 1995 and this trend is not expected to improve until further progress is made in the Company's re-engineering and consolidation project. To date, the Company has been able to offset such revenue and margin pressures through expanded growth in its information management and systems integration services operations. To address the revenue and margin pressures in its billing and accounts receivable management services operations going forward, the Company has commenced a comprehensive re-engineering and consolidation project which is intended to reduce the Company's operating costs, increase the consistency and quality of services and enhance operating margins. The Company continually monitors events and changes in circumstances that could indicate carrying amounts of intangible assets, including those associated with the operations of MPSC, may not be recoverable. It is reasonably possible that based on the results of the Company's re-engineering and consolidation plan, the

Company's estimates of undiscounted expected future cash flows after related interest charges used to assess recoverability of the carrying value of intangible assets, may be significantly reduced.

     The U.S. healthcare industry continues to experience tremendous change as both federal and state governments, as well as private industry, work to bring more efficiency and effectiveness to the healthcare system. Medaphis continues to evaluate governmental and industry reform initiatives in an effort to position itself to take advantage of the opportunities created thereby.

RESULTS OF OPERATIONS

     The following table shows the percentage of certain items reflected in the Company's statements of income to revenue.

                                                                       YEAR ENDED DECEMBER 31,
                                                                  ---------------------------------
                                                                      1995          1994      1993
                                                                  -------------     -----     -----
                                                                  (AS RESTATED)
Revenue.........................................................      100.0%        100.0%    100.0%
Salaries and wages..............................................       58.2          56.9      58.9
Other operating expenses........................................       25.1          23.9      25.5
Depreciation....................................................        2.6           2.3       2.6
Amortization....................................................        3.2           2.7       2.8
Interest expense, net...........................................        1.8           1.5       2.4
Restructuring and other charges.................................        9.8           0.5       0.0
                                                                     ------         -----     -----
Income before income taxes......................................       (0.7)         12.2       7.8
Income taxes....................................................        0.3           4.0       2.5
                                                                     ------         -----     -----
Net income (loss)...............................................       (1.0)          8.2       5.3
Pro forma adjustments...........................................       (0.5)         (0.5)     (0.5)
                                                                     ------         -----     -----
Pro forma net income (loss).....................................       (1.5)%         7.7%      4.8%
                                                                  =========         =====     =====

REVENUE

     Revenue increased 40.3% to $559.9 million in 1995 as compared with $398.9 million in 1994 and increased 42.8% in 1994, as compared with 1993. Revenue growth results from (i) acquisitions; (ii) increases in the number of business management services clients; and (iii) increases in sales to information management and systems integration clients. The Company has consummated 25 business combinations during the period from January 1, 1993 through December 31, 1995.

     The Company's selling activities generated new business management services client relationships with estimated annualized revenue of approximately $54.5 million and $42.9 million in 1995 and 1994, respectively. An increasing proportion of the Company's revenue growth has resulted from revenues attributable to information management and systems integration services which contributed $51.5 million and $37.0 million in revenue growth in 1995 and 1994, respectively, primarily from sales to new clients.

SALARIES AND WAGES

     Salaries and wages represented 58.2% of revenue in 1995 as compared with 56.9% and 58.9% in 1994 and 1993, respectively. The increase in 1995 resulted from a decrease in the revenue recognized at HDS offset by the changes in compensation to the former owners of Atwork. The decreases in 1994 resulted primarily from changes in compensation to the former owners of MMS.

OTHER OPERATING EXPENSES

     Other operating expenses increased to 25.1% of revenue in 1995 from 23.9% in 1994 which had decreased from 25.5% in 1993. The increase in 1995 was a result of the decrease in the 1995 revenue at HDS primarily associated with the timing of new sales. The decrease in 1994 from the 1993 level resulted primarily from the benefits of economies of scale realized as a result of the overall growth in the Company's business and continued growth in the Company's information management and systems integration services, which historically incur less operating expenses as a percentage of revenue. Other operating expenses are primarily comprised of postage, facility and equipment rental, telecommunications, travel, outside consulting services and office supplies.

DEPRECIATION

     Depreciation expense was $14.5 million in 1995, $9.4 million in 1994 and $7.3 million in 1993. These increases reflect the Company's investment in property and equipment to support growth in its business, including acquisitions.

     In 1994, the Company began a comprehensive re-engineering and consolidation project. As part of this project, management anticipates consolidating the processing function currently being performed in approximately 300 local business offices into approximately 10 regional processing centers. In addition, new computer equipment and proprietary software will be installed in the Company's transaction processing operations. The project did not result in significant increases in depreciation expense and amortization expense in 1995. Management anticipates increases in depreciation expense in 1996 and thereafter in anticipation of the scheduled completion of the project during 1997.

AMORTIZATION

     Amortization of intangible assets, which are primarily associated with the Company's acquisitions, was $18.0 million in 1995, $10.7 million in 1994 and $7.9 million in 1993. The increases are primarily due to increased amortization of goodwill and client lists resulting from acquisitions. Management estimates that intangible assets acquired in connection with 1995 acquisitions accounted for under the purchase method of accounting will increase amortization expense by approximately $1.3 million in 1996. As noted above, Management anticipates that amortization expense in 1996 and thereafter will increase upon the completion of its re-engineering and consolidation project. The Company intends to amortize the software developed in connection with this project over its estimated useful life of seven years.

INTEREST

     Net interest expense was $10.1 million in 1995, $5.9 million in 1994 and $6.6 million in 1993. The increase in 1995 is primarily due to increased borrowings under the Senior Credit Facility to finance acquisitions and the Company's investment in its re-engineering and consolidation project. Management anticipates interest expense will be impacted by interest rate fluctuations, increased borrowings under the Senior Credit Facility to finance future acquisitions and continued investment in the Company's re-engineering and consolidation project.

RESTRUCTURING AND OTHER CHARGES

     During 1994, the Company began a comprehensive re-engineering and consolidation project in order to enhance its ability to provide more effective and efficient business management services to its physician and hospital clients. This project is designed to further enhance the Company's long-term operating efficiency and client service capability. The Company will consolidate its billing and accounts receivable processing function, which is currently operated out of approximately 300 local business offices, into approximately ten regional processing centers. It is currently anticipated that the project will be substantially completed during 1997. As a result of this project, the Company recorded restructuring and other charges of approximately $25 million during 1995, consisting primarily of exit costs ($15.0 million), involuntary severance benefits ($5.0 million) and impairment losses associated with the disposition of property and equipment ($5.0 million).

     In connection with the Atwork, HRI, Consort and MMS mergers, the Company incurred transaction fees, costs and expenses of approximately $6.0 million, $2.0 million, $1.2 million and $2.5 million, respectively. In accordance with the requirements of pooling of interests accounting, the costs associated with these mergers have been reflected in the operating results of the Company for 1995.

     The Company recorded a charge of $12 million in 1995, for the administrative fees, costs and expenses it anticipates incurring in connection with the Federal Investigation (see Other Matters) and various putative class action lawsuits which have been filed against the Company, certain of its officers and directors and its lead underwriters from its April 1995 public offering.

     In connection with the Halley acquisition, the Company recorded a $1.8 million charge during 1995 related to the cost of purchased research and development activities related to acquired technology for which technological feasibility had not yet been established and which had no alternative future uses.

     Prior to the Company's merger with MMS, MMS terminated a merger agreement with an unrelated third party. In connection with the termination of this agreement, MMS agreed to pay costs associated with the terminated merger and potential initial public offering of the combined entity. Such costs amounted to approximately $3.7 million and were recorded as a charge in 1995.

INCOME (LOSS) BEFORE INCOME TAXES

     The Company's income (loss) before income taxes was (0.7)% of revenues in 1995 as compared with 12.2% in 1994 and 7.8% in 1993. The primary reasons for the decrease in 1995 were the restructuring and other charges recorded in 1995 associated with (i) the Company's re-engineering and consolidation project; (ii) four pooling-of-interests transactions consummated in 1995; (iii) the Federal Investigation; and (iv) purchased research and development activities. The increase in 1994 as compared with 1993 was attributable to operating leverage and changes in compensation paid to the former owners of Atwork, interest expense as a percentage of revenue and the Company's information management and systems integration operations reflecting the higher margin nature of these operations when compared with the Company's existing billing and accounts receivable management services operations. Excluding restructuring and other charges from all years presented, income before income taxes as a percentage of revenue would have been 9.1%, 12.7% and 7.8%, respectively for 1995, 1994 and 1993.

INCOME TAXES

     The Company's historical effective income tax rates were 46.6% (resulting from a tax provision recorded on a pro forma pre-tax loss), 33.2% and 32.4% for 1995, 1994 and 1993, respectively. The increase in the effective tax rate for 1995 was primarily attributable to non-deductible merger costs incurred in connection with pooling-of-interest transactions consummated in 1995. On a pro forma basis, assuming Atwork and MMS were "C" corporations for all periods presented, the Company's pro forma effective tax rates were 135.0% (resulting from a tax provision recorded on a pro forma pre-tax loss), 36.9% and 37.8%, respectively, for 1995, 1994 and 1993. The increase in the Company's pro forma effective tax rate in 1995 resulted primarily from the previously noted non-deductible merger costs.

PRO FORMA NET INCOME (LOSS)

     The Company's pro forma net loss was $8.5 million in 1995 as compared with pro forma net income of $30.7 million and $13.5 million, respectively, in 1994 and 1993. As a percentage of revenue, pro forma net income (loss) was (1.5)% in 1995 as compared with 7.7% and 4.8% in 1994 and 1993, respectively. The decrease in 1995 was primarily attributable to the restructuring and other charges previously discussed. The increase in 1994 as compared with 1993 resulted primarily from economies of scale realized in other operating expenses, changes in compensation paid to the former owners of Atwork as compared to revenue and lower interest expense as a percentage of revenue.

PRO FORMA NET INCOME (LOSS) PER COMMON SHARE

     The weighted average shares outstanding were 56,591,000 in 1995, 60,245,000 in 1994 and 51,109,000 in 1993. The decrease in 1995 was primarily caused by the exclusion of common stock equivalents in 1995 during which the Company experienced a pro forma net loss offset by the public offering of 4.0 million shares in April 1995. The increase in 1994 as compared with 1993 was primarily the result of the public offering of approximately 6.4 million shares in December 1993. Pro forma net income (loss) per common share was $(0.15) in 1995 as compared with $0.51 and $0.26 in 1994 and 1993, respectively.

COMPLETED ACQUISITIONS

     On January 23, 1995, the Company acquired substantially all of the assets and assumed certain of the related liabilities of Decision Support Group, a healthcare decisions support company located in Burlington, Vermont. Decision Support Group is involved primarily in the development of healthcare decision support systems.

     On March 6, 1995, the Company acquired the outstanding capital stock of Medical Management, Inc. ("MMI") for $8.0 million in cash. MMI provides billing and accounts receivable management services to anesthesiologists.

     On April 28, 1995, the Company acquired the outstanding capital stock of Medical Billing Service ("MBS") and purchased certain assets and assumed the related liabilities of Computers Diversified, Inc. ("CDI") for approximately $15.5 million in cash. MBS and CDI provide integrated claims data processing systems and services to physicians, hospitals and clinics, and had revenue of approximately $12.1 million in 1994.

     On May 19, 1995, the Company acquired the outstanding capital stock of Medical Office Consultants, Inc. ("MOC"). MOC provides billing and accounts receivable management services primarily to urologists.

     On October 23, 1995, the Company acquired the outstanding capital stock of Billing and Professional Services, Inc. ("BAPS"). BAPS provides billing and accounts receivable management services to pathologists.

     On December 20, 1995, the Company acquired the outstanding capital stock of the Halley Exchange, Inc. ("Halley"). Halley is an electronic medical claims clearing house.

     On December 31, 1995, the Company acquired the Receivables Management Division and related consulting services of MedQuist, Inc. ("RMD") for approximately $17.3 million in cash. RMD provides bad debt collection and patient entitlement services to healthcare providers.

     Each of the foregoing acquisitions was recorded using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair market value at the date of the acquisitions. The allocations are preliminary and will be adjusted when the necessary information is available.

     On March 17, 1995, the Company acquired Atwork by exchanging eight million shares of common stock for all of the outstanding common stock of Atwork. Atwork provides scheduling and management systems and services to hospitals and emerging integrated healthcare delivery systems and had revenues of approximately $28.3 million in 1994. This transaction has been accounted for using the pooling-of-interests method of accounting and, accordingly, the financial statements of the Company have been restated to reflect the operations of Atwork.

     On August 28, 1995, the Company exchanged approximately 3.3 million shares of its common stock for all of the outstanding shares of common stock of Healthcare Recoveries, Inc. ("HRI"). HRI is a leading provider of subrogation and related recovery services primarily for healthcare payors. Its clients include health maintenance organizations, indemnity insurers, Blue Cross and Blue Shield organizations, third party administrators, self-funded employee health welfare benefit plans, and a multi-specialty physicians group. This transaction has been accounted for as a pooling-of-interests and, accordingly, the financial statements of the Company have been restated to include the operations of HRI.

     On November 22, 1995, the Company exchanged approximately 825,000 shares of its common stock for all of the capital stock of Consort. Consort provides comprehensive radiology information and scheduling systems for hospitals and imaging centers. This transaction has been accounted for as a pooling-of-interests. However, due to the immateriality of Consort's operations, no restatement of historical financial statements has been made.

     On December 29, 1995 the Company acquired MMS by exchanging four million shares of common stock for all of the outstanding common stock of MMS. MMS provides business management services to approximately 1,700 radiologists and radiation oncologists. In addition, MMS owns Managed Imaging, Inc., a management services organization specializing in network formation, administration, marketing, contracting, management and information services to physicians and physician networks in connection with managed care and alternative reimbursement systems. This transaction has been accounted for as a pooling-of-interests and, accordingly, the financial statements of the Company have been restated to include the operations of MMS.

     On April 3, 1996, the Company exchanged approximately 1.1 million shares of its common stock for all of the outstanding shares of common stock of Rapid Systems Solutions, Inc. ("Rapid Systems"). Rapid Systems is a client server/systems integration company whose core competencies include: network design, integration and management; database design and development; graphical user interface application design, development and implementation; and strategic systems engineering and computer security. During 1995, Rapid Systems had revenue of $14.7 million. This transaction has been accounted for using the pooling-of-interests method of accounting and, accordingly, the financial statements of the Company have been restated to reflect the operations of Rapid Systems.

     On May 6, 1996, the Company exchanged approximately 7.5 million shares of its common stock for all of the outstanding shares of common stock of BSG Corporation ("BSG"). In addition, the Company assumed BSG stock options representing approximately 2.3 million additional shares of the Company's common stock. BSG provides information technology and change management services to organizations seeking to transform their operations through the strategic use of client/server and other advanced technologies. During 1995, BSG had revenue of $69.7 million. This transaction has been accounted for using the pooling-of-interests method of accounting and, accordingly, the financial statements of the Company have been restated to reflect the operations of BSG.

     On June 29, 1996, the Company exchanged approximately 6.2 million shares of its common stock for all of the outstanding shares of common stock of Health Data Sciences Corporation ("HDS"). In addition, the Company assumed HDS stock options representing approximately 433,000 additional shares of the Company's common stock. HDS is a developer and supplier of advanced healthcare information systems which address a healthcare enterprise's information needs through the integrated monitoring, scheduling, documentation and control of patient care activities. During 1995, HDS had revenue of $12.2 million. This transaction has been accounted for using the pooling-of-interests method of accounting and, accordingly, the financial statements of the Company have been restated to reflect the operations of HDS.

LIQUIDITY AND CAPITAL RESOURCES

     The Company had working capital of $95.2 million at December 31, 1995, including $19.3 million of cash and cash equivalents.

     Management believes additional working capital is not required to meet its current liquidity needs before acquisitions, internal growth of the business and investments in the Company's re-engineering and consolidation project. The Company produced $23.4 million of operating cash flow ($45.0 million before restructuring and other charges) in 1995. If current operating levels are maintained, management believes that the Company should produce cash flow from operations adequate to meet its liquidity requirements before acquisitions, internal growth of the business and investments in the Company's re-engineering and consolidation project. Any excess will be available to help fund the working capital requirements of internal growth and the Company's re-engineering and consolidation project.

     At December 31, 1995, $128 million of borrowings were outstanding under the $250 million Senior Credit Facility. Borrowings under the Senior Credit Facility bear interest at rates ranging from 7.1% to 7.2% and are due in March 1997, and can be extended under certain circumstances with the approval of the banks. Amounts available for borrowing under the Senior Credit Facility may be used for future acquisitions, expansion of the Company's business, and general corporate purposes.

     The Company estimates that each one million dollars of internal revenue growth requires no more than $500,000 of additional capital. The increase in this estimate from prior periods reflects the evolution of the Company's business and operations. If the current rate of internal growth continues at historical operating margins, the Company estimates that its cash flow from operations will be adequate to meet its capital requirements for internal growth. Internal growth may also be funded by the Company's Senior Credit

Facility. Management estimates that, at historical operating margins, any borrowings that are incurred for internal growth purposes can be repaid within two years by operating cash flow. Management also believes the Senior Credit Facility will be sufficient to meet any seasonal cash requirements.

     During 1994, the Company began a comprehensive re-engineering and consolidation project. As part of this project, the Company anticipates consolidating the processing function currently being performed in approximately 300 local business offices into approximately ten regional processing centers. The Company purchased computer equipment related to this project for approximately $23.5 million in 1995, the majority of which was obtained through a capital lease arrangement, and anticipates purchasing approximately $16 million of additional computer equipment in 1996 and 1997. The Company also incurred software development costs of approximately $29 million in 1995 related to this project and anticipates incurring an additional $17 million in 1996. Additionally, the Company anticipates incurring lease buyout and termination payments, involuntary severance benefits and other cash expenditures of approximately $12 to $17 million during 1996 and 1997 relating to this project. The remaining costs related to the project are expected to be financed through the Company's Senior Credit Facility, future operating cash flows and capital lease financing. During 1995, the Company capitalized approximately $36.3 million of software development costs associated with the development or enhancement of software to be used in the processing function of the Company's business management services or otherwise sold externally by the Company.

     Substantially all of the Company's capital expenditures have related either to acquisitions of healthcare business management service companies and technology companies or to the expansion, improvement, or maintenance of existing facilities. The Company has financed its growth through cash flows from operations, the issuance of debt and equity securities and borrowings. Management believes anticipated cash flow from operations and borrowing capacity under the Senior Credit Facility will provide adequate capital resources to support the Company's anticipated long-term financing needs.

OTHER MATTERS

     The United States Attorney's Office for the Central District of California is conducting an investigation (the "Federal Investigation") of Medaphis' billing and collection practices in its offices located in Calabasas and Cypress, California (the "Designated Offices"). Medaphis first became aware of the Federal Investigation when it received search warrants and grand jury subpoenas on June 13, 1995. Although the precise scope of the Federal Investigation is not known to the Company at this time, Medaphis believes that the U.S. Attorney's Office is investigating allegations of billing fraud and that the inquiry is focused upon Medaphis' billing and collection practices in the Designated Offices. Numerous federal and state civil and criminal laws govern medical billing and collection activities. In general, these laws provide for various fines, penalties, multiple damages, assessments and sanctions for violations, including possible exclusion from Medicare, Medicaid and certain other federal and state healthcare programs. Although the Designated Offices represent less than 2% of Medaphis' annual revenue, there can be no assurance the Federal Investigation will be resolved promptly, that additional subpoenas or warrants will not be received by Medaphis or that the Federal Investigation will not have a material adverse effect upon Medaphis. The Company recorded a charge of $12 million in 1995 solely for the administrative fees, costs and expenses it anticipates incurring in connection with the Federal Investigation and the putative class action lawsuits described below. The charge is intended to cover only the anticipated administrative expenses of the Federal Investigation and the lawsuits and does not include any provision for fines, penalties, damages, assessments, judgements or sanctions that may arise out of such matters.

     Following the announcement of the Federal Investigation, Medaphis, various of its officers and directors and the lead underwriters associated with Medaphis' public offering of common stock in April 1995 were named as defendants in putative shareholder class action lawsuits filed in the United States District Court for the Northern District of Georgia. In general, these lawsuits allege violations of the federal securities laws in connection with Medaphis' filings under the federal securities acts, including the registration statement filed in connection with Medaphis' public offering of common stock in April 1995. On October 13, 1995, the named plaintiffs in these lawsuits filed a consolidated class action complaint (the "Consolidated Complaint"). On January 3, 1996, the court denied defendants' motion to dismiss the Consolidated Complaint which argued that the Complaint failed to state a claim upon which relief may be granted. On April 11, 1996, certain of the named plaintiffs to the Consolidated Complaint voluntarily dismissed with prejudice all of their claims. As a result of these dismissals, the Consolidated Complaint no longer contains any claims based on the Securities Act of 1933, and the Company's underwriters and outside directors are no longer named as defendants. On June 26, 1996, the court denied the plaintiffs' motion to certify a plaintiffs' class. The Company believes that it has meritorious defenses to this action and intends to assert them vigorously.

     The Company has restated its financial statements for the three months and year ended December 31, 1995. The restatement results primarily from a software licensing agreement entered into by the Company's Imonics subsidiary in December 1995 for which the Company recognized associated license fee revenue in 1995. Subsequent to the issuance of the Company's 1995 consolidated financial statements, management discovered unauthorized correspondence made by an Imonics employee which created a contingency for the license fee payable under this agreement. Such contingency precluded recognition of license fee revenue in 1995 associated with this agreement. The previously recognized license fee revenue and certain other adjustments, previously considered immaterial and not recorded, are included as part of the restatement adjustments to the Company's previously reported results of operations and financial position. The significant effects of the restatement are as follows:

                                                                   AS PREVIOUSLY
                                                                     REPORTED       AS RESTATED
                                                                   -------------    -----------
    FOR THE YEAR ENDED DECEMBER 31, 1995:
    Revenue......................................................    $ 564,303       $ 559,877
    Salaries and wages...........................................      323,825         325,868
    Other operating expenses.....................................      138,866         140,296
    Income (loss) before income taxes............................        4,706          (3,834)
    Net loss.....................................................         (497)         (5,621)
    Pro forma net loss...........................................       (3,380)         (8,504)
    Pro forma net loss per common share..........................        (0.06)          (0.15)
    AS OF DECEMBER 31, 1995:
    Total current assets.........................................      228,357         223,165
    Total assets.................................................      801,869         795,606
    Total current liabilities....................................      125,658         127,935
    Total liabilities............................................      375,439         374,300
    Total stockholders' equity...................................    $ 426,430       $ 421,306

     Events have occurred subsequent to the original release of the information contained in this Form 8-K/A. Accordingly, for further information, the reader of this Form 8-K/A may wish to refer to the June 30, 1996 and September 30, 1996 Forms 10-Q filed on August 14, 1996 and November 14, 1996, respectively.

                     MEDAPHIS CORPORATION AND SUBSIDIARIES

          SUPPLEMENTAL QUARTERLY CONSOLIDATED STATEMENTS OF OPERATIONS
                (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE DATA)

                                                              QUARTERLY PERIOD ENDING
                                          ---------------------------------------------------------------
                                          MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,
                                            1995        1995         1995            1995         1996
                                          ---------   --------   -------------   ------------   ---------
                                                                                     (AS
                                                                                  RESTATED)
Revenue.................................  $ 133,093   $141,286     $ 140,752       $144,746     $ 163,627
                                          ---------   --------   -------------   ---------- --  ---------
Salaries and wages......................     76,138     79,349        82,625         87,756        90,565
Other operating expenses................     30,498     37,585        36,673         35,540        39,354
Depreciation............................      3,397      3,718         3,548          3,824         4,951
Amortization............................      4,278      4,484         4,606          4,680         4,909
Interest expense, net...................      3,947      2,222         2,318          1,575         2,105
Restructuring and other charges.........     31,750         --        14,000          9,200           150
                                          ---------   --------   -------------   ---------- --  ---------
          Total expenses................    150,008    127,358       143,770        142,575       142,034
                                          ---------   --------   -------------   ---------- --  ---------
Income (loss) before income taxes.......    (16,915)    13,928        (3,018)         2,171        21,593
Income taxes............................     (8,932)     6,362            70          4,287         8,868
                                          ---------   --------   -------------   ---------- --  ---------
          Net income (loss).............     (7,983)     7,566        (3,088)        (2,116)       12,725
Pro forma adjustments, principally
  income taxes..........................     (3,874)      (340)          365            966           354
                                          ---------   --------   -------------   ---------- --  ---------
Pro forma net income (loss).............  $ (11,857)  $  7,226     $  (2,723)      $ (1,150)    $  13,079
                                          =========   ========   =============   ============   =========
Pro forma income (loss) per common
  share.................................  $   (0.23)  $   0.10     $   (0.05)      $  (0.02)    $    0.17
                                          =========   ========   =============   ============   =========
Weighted average shares outstanding.....     50,932     69,053        57,696         58,068        75,704
                                          =========   ========   =============   ============   =========

---------------

Note: The accompanying unaudited supplemental statements of income (loss) are included for informational purposes only. Accordingly, for further information, the reader of this exhibit may wish to refer to the audited supplemental consolidated financial statements of the Company for the three years in the period ended December 31, 1995 (as restated) which are incorporated herein by reference and the unaudited consolidated financial statements of the Company for the three month period ended March 31, 1996 included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 which is incorporated herein by reference.